EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sun Healthcare Group, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 5, 2008, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc., and the effectiveness of internal control over financial reporting of Sun Healthcare Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Ernst & Young, LLP

Dallas, Texas
April 30, 2008